Exhibit 99.2

Conference Call Transcript

VLCY.PK - Q3 2008 Voyager Learning Company Earnings Conference Call

Event Date/Time: Nov. 06. 2008 / 4:00PM ET

PRESENTATION

Operator

Good afternoon everyone, and welcome to the Voyager Learning Company third quarter 2008 conference call. I will now turn the conference call over to Ms. Shannan Overbeck.

Shannan Overbeck

Thank you operator. My name is Shannan Overbeck and I'm Voyager Learning Company's head of Investor Relations. Before turning the call over to Ron Klausner, President of Voyager Expanded Learning, and Brad Almond, Chief Financial Officer, I have a few comments regarding the information we are providing today.

Please note that some statements made on today's call are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company's performance to differ materially from those statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed by the Company with the SEC.

Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in the attachments to the transcript from this call, which will be filed later today on a Form 8K with the SEC, and posted to the Company's website. The information presented today is based on preliminary and unaudited results for the first nine months ended September 30, 2008, and comparisons will be made to preliminary and unaudited information for the comparable period in 2007. Because this financial information is unaudited, it is considered preliminary and it is therefore subject to change.

On today's call Ron Klausner will comment on the business and recent market trends in our operating business; and Brad Almond will follow up with summary financial information for the first nine months of the year for our operating business, and the outlook for the rest of the year. We will conclude with an update on corporate matters, and following these prepared statements, we will take questions. A transcript and web cast of today's call will be available on the Company's corporate website, voyagercompany.com. Let me now turn the call over to Ron.

Ron Klausner

Thanks Shannan, and thanks everybody for joining us today. on the last investor call I indicated that we were facing some daunting challenges, and a market that has become progressively more difficult throughout the year. The primary challenges outlined on that call were; one, Reading First funding was reduced by 60% this year relative to 2007; two, the economic downturn the country is experiencing is putting pressure on intervention funding, among other things, as many state and local government grapple with budget deficits and declining revenue, and these forces in turn are causing reductions in school budgets; and three, while we've had big success in Florida, we have struggled in state adoptions outside of Florida where there is no intervention mandate.

In the first six months of the year we experienced flat shipments when compared to the prior year. Actions we took starting as far back as '05 to diversify our portfolio and reduce our customer concentration helped create growth in new products that offset declines in legacy products.

We were not as successful in the third quarter, selling through a worse funding environment. Overall product shipments were down 16% in the third quarter, compared to the third quarter in '07, resulting in a decline in product shipments through the first three quarters of '08 of 7% compared to the like period in the prior year.

We expect to see similar declines in the fourth quarter as the funding and purchasing environment have not improved. Brad will provide an update on the financial outlook that reflects this.

I'll share some of the market dynamics and the actions we're taking to deal with this environment. Over the last three months we have seen an acceleration and broadening of what is rapidly becoming what we see as a state and local budget crisis. In early October, 36 states reported declining tax receipts compared to prior year, and 21 states reported they were making mid-year adjustments to their budgets.

The sharp decline in stock market equities has also hit districts' investment portfolios, and has reduced cash flow available from those investments to be used for general funds. As a result, we are seeing states and districts prepare for protracted budget reductions and pull back purchasing decisions.

While there has been no significant change in federal funding since Reading First reductions were announced late last year, our ability to find alternatives to replace Reading First funding with other funding sources, such as Title I, has been significantly hampered by these other market developments.

We are seeing that increased funds, when available to districts, are often being used to close overall budget deficits, and for spending on people rather than programs.

Reading First has very specific requirements for the use of funds, while sources like Title I are less specific. The uncertainty surrounding the future of Reading First has also led to an attrition of Reading First directors in many school districts across the country. That attrition has removed a number of our key customer advocates. Not surprisingly, our largest declines therefore, have been in products that rely heavily on funding from Reading First, such as Universal Literacy, Voyager U, and to a lesser degree, Voyager Passport; whereas our areas of growth are from products that are not materially funded through Reading First, such as Passport Reading Journeys, Explore Learning, and Learning A to Z.

While we got off to a good start with new Passport for the first six months of the year, with growth of 9% compared to the first six months of '07, Passport sales slowed significantly in the third quarter. Two major district sales of Ticket to Read, the web-based practice capability of Passport, collapsed toward the end of the sales process, due to budget concerns. These two deals were worth well over $1 million. Many of our Passport customers continue to buy, but at lower levels than we expected, as they exercise fiscal caution, while some customers make the decision to use low priced alternatives.

Business from new customers was significantly lower than expected. With that said, customers continued to tell us that the redesigned Passport is easier to use, that students love the web-based practice, and that evidence of effectiveness is strong. One example of the latter was an independent study reported this year by the Center for Evaluation and Education Policy that reviewed four early literacy intervention programs for the state of Indiana. According to the findings of the independent study, Passport students had by far the best student achievement, and we offered the best service.

Looking forward, we are assuming the environment will be at least as challenging for our products in '09 as there is often a lag in government budgets. We also assume there will be no major new education initiatives or new sources of funding by President Elect Obama in 2009.

So what are we doing, and what can we do going forward to mitigate reductions in Reading First funding and the pressure being put on state and local budgets? Our focus is in the following six areas; one, build on our web-based products by identifying and bringing to market products that benefit from our web-based capability, and are less reliant on funding from sources such as Reading First. Products under consideration include test preparation, after school instruction, vocabulary instruction, English language learners instruction, and adaptive computer-based student intervention.

Two, expand our successful products such as Middle School Reading with a ninth grade offering, and our Math Intervention with a second grade offering. Three, continue to invest in creating more demand pull over the web, this strategy has been particularly successful at Learning A to Z. We've realized a significant increase in traffic and leads over the web by focusing on search engine optimization and add words. We expect to increase our conversion rate of web hits to sales as we apply what we have learned from Learning A to Z sales to other products. For example, in a few months we've realized over $600,000 in stand-alone Ticket to Read sales.

Four, build on the advocacy established with our computer-based users. Until two years ago we sold Voyager products almost exclusively to top decision makers, such as superintendents, based on effectiveness. That strategy was successful as NCLB and Reading First took shape. However teachers often did not participate in that process, and as a result we do not have as much advocacy among this influential group to pull our products as we would like. We can, and will, still sell to top decision makers with our effectiveness message, but we're working hard to foster teacher and parent advocacy through the use of our web-based products. For example, Ticket to Read, which was introduced in September '07, had nearly 78,000 student logins last week, compared to 4,000 logins during the same period last year. For those students using Ticket to Read, 27% of the usage is occurring outside of school hours, including weekends, when over 10,000 children visit the site.

And 24% of VmathLive usage is occurring outside of school hours. We've recently created Math Mania days in Florida, California and Nevada. Over 30,000 students logged in, the buzz was picked up by many TV stations and newspapers, which will create awareness. We have been stimulating usage and believe over time we will monetize the success. Learning A to Z is a great example of the power of user-based advocacy. Learning A to Z has incredibly strong advocacy among teachers, who often purchase it with their own money. Strong teacher advocacy creates strong references and a network of sales promotion occurs.

Five, build partnerships to bring products to market where entities have developed terrific products, but lack the sales, marketing and service infrastructure to expand and grow rapidly. We are successful in bringing our web-based math practice capability to market in '06 in an exclusive long-term agreement with an Australian based company. We have shown a propensity and skill for identifying partnerships where there are strong products held back by weak sales and marketing. In '04 an '05 respectively we acquired Learning A to Z and EL, resulting in a multiple of sales that is double-digit times more sales than we acquired them, with solid earnings.

Finally six, we took steps to reduce costs by $7 million to $8 million on an annualized basis for 2009. Those efforts are focused on taking cots out of every area except product investments and sales. Brad will provide more detail on the cost reductions in a few minutes.

Turning to education trends outside of funding, we still believe that accountability in pubic schools is here to stay, which is obviously good for us in the long-term. What we see changing is the consensus building around relative improvements in student achievement as the metric for adequate yearly progress, rather than absolute levels of achievement. In addition, we expect to see a greater emphasis on dropout rates, due in part to efforts by Colin Powell and a recent announcement by the United States Department of Education on a standard measurement for graduation rates.

We would expect to benefit from those changes, particularly with our math products, as we get very high marks from our customers for preparing teachers that have difficulties in grasping math and helping them effectively teach pre-Algebra skills. These skills are often the root cause of failure in Algebra, and in turn one of the main reasons why students drop out of high school. The release of the National Math Panel supports our approach to teaching math to students who struggle in math. The evidence of effectiveness for our math products is strong, and in our judgment we are well positioned to benefit as the focus of schools turn to graduation rates, and the causes of high dropout rates.

Another area we anticipate will rebound for us, based on new developments, is teacher professional development. One of President Elect Obama's stated priorities is to increase teacher quality. We believe our award winning professional development, and experience having 60,000 teachers complete one of our courses with over 90% satisfaction rate, positions us well. While we do not expect any new major federal funding in professional development any time before 2010, we compete extremely well when there is a funding mandate for programs, as demonstrated by the success of the Florida Adolescent Literacy Adoption, Reading First, and the Nevada Reading Adoption Grant in 2007.

With that let me turn the call over to Brad Almond, who will elaborate on the operating business from the financial perspective.

Brad Almond

Thank you Ron. For the nine months ending September 30, 2008, the Voyager operating business had preliminary revenue of $76 million compared with $88 million for the same period in 2007. This $12 million decline represents a 14% decline for the nine month period, year-over-year.

Earnings for the nine months ended September 30th, 2008, as measured by EBIT, was a loss of $2 million, which compares to $12 million income for the same nine months of the prior year. Earnings for the same nine months, as measured by EBITDA, were $14 million for 2008, compared with $28 million for 2007. In both EBIT and EBITDA, earnings declined by $14 million.

When we look year-over-year, we see the following significant financial trends regarding our business. Business volume, as measured by shipments of products and subscriptions to outlying services, is down 7% year-to-date. However, revenue is down 14% for the same period.

The revenue decline is greater than the volume decline, due to the change of product mix towards more service based or technology based products, which requires a greater degree of deferred revenue recognition over the period of product use. Correspondingly, deferred revenue increased to $29 million at the end of September, 2008, compared to $17 million at the end of September, 2007.

While revenue has declined year-to-date, versus 2007, by $12 million, our total spending increased by $2 million, leading to a $14 million decline in earnings as measured by EBIT. The $2 million spend increase was in cash spending and, therefore, EBITDA also declined by $14 million. We have taken steps, as Ron mentioned earlier, to address the increase in spending in light of the current revenue environment.

Let's elaborate on spending. In 2008, we planned on an increase in selling and marketing expense, as we sought to sell through a tough market and in order to accommodate costs associated with the state adoption calls. We planned a decrease in overhead spending to offset some of the selling and marketing increase. 2008 played out just that way.

We increased spending in sales and marketing by $3 million, and adoption related other cost of goods sold increased by $1 million for a combined total of $4 million of increased spending.

Of that $4 million increase, approximately $2 million was for the adoption calls in Florida, Alabama and Oklahoma. The balance of the $4 million increase was primarily related to sales and marketing in our two high-growth online products, Learning Agency and ExploreLearning. Offsetting half of the $4 million increase in spending was a reduction of approximately $2 million in general and administrative expenses, giving us the net expense increase of $2 million.

Our primary and immediate lever, to respond to the market conditions and a related decline in revenue, is to reduce our cost structure. On November 3rd, 2008, we took action through a reduction in force and we enacted plans to reduce selected non-headcount areas. These actions will collectively reduce spending by approximately $7 million to $8 million per year.

The reduction in force affected 26 fulltime employees and roughly 15 equivalent contractor positions. The reduction was almost exclusively in the Voyager Expanded Learning product line as well as in general overhead, as opposed to our Learning A-Z, Explore and Learning product lines. The 26 positions represent 7% of the Company's total full time work force. We expect to realize the $7 million to $8 million annualized savings in the full year 2009. As we will incur severance payments in 2008, we will not realize significant savings until 2009.

As ExploreLearning and Learning A-Z continue to grow in excess of 25% each in 2008, we feel the continued investment to promote additional growth is warranted in these products. Therefore, we intend to increase spending by $2 million for the ExploreLearning and Learning A-Z products in 2009. The increase will mainly be in sales and marketing but also product development. The $7 million to $8 million reduction, along with this planned $2 million increase, provide us with an expected net decrease in overall spending of $5 million to $6 million assuming no significant change in the business.

Regarding our outlook for the remainder of 2008, the current marketing conditions give us some concern regarding our ability to achieve full year revenue and earnings guidance. As a result, we are lowering our full year revenue guidance from $100 million to a range of $97 million to $100 million.

Correspondingly, we are also lowering the EBITDA guidance for the full year to between $13 million and [$16] million. We are expecting the operating cash flows to also be in the range of $13 million to $16 million.

As Reading First funding trends have proven difficult in this environment, I'd like to provide an update on the amount of our total volume that comes from Reading First funding sources. In 2007, approximately 24% of our business was from Reading First funding sources. In 2008, we estimate that the percentage will be 13% to 15%. This represents approximately $15 million in revenue compared with approximately $26 million in 2007.

Our preliminary 2009 outlook for our Reading First related revenue is that it will decline by another 50% from the 2008 level, assuming that the program is ended after the 2008 - 2009 fiscal year.

Currently, there is a continuing resolution, which, if not changed by Congress, will mean continued funding of Reading First of $390 million. The reduction in Reading First revenue we are anticipating in 2009 could be significantly less if the continuing resolution and Reading First funds stay intact.

Regarding cash, we currently have cash and cash equivalents on hand equal to approximately $71 million. We recently received most, but not all, of the 2007 tax year refund, related to the sale of our PQIL business. The refund totaled $44 million and we expect an additional $6 million in 2009, also related to the 2007 Federal return.

At the end of this year, it remains our expectation that we will finish 2008 with cash and cash equivalents of approximately $68 million to $70 million. Included in the estimated end-of-year cash balance is the assumption that we will make a $5 million payment related to the settlement of the various securities litigation matters before year-end.

Subsequent to the end of the year, and assuming we are current in our SEC filings, we should see a significant drop in the cost of corporate items. We estimate the annual net corporate items will be $3 million to $4 million. In 2009, we are expecting to at the high end of the range due to planned expenditures for re-listing the company on the Exchange as well as the related legal and investor activities that come with that listing.

Additionally, as the overall process of the filings has taken longer than expected, there will be some lingering professional service fees associated with our final tax refunds into 2009.

Let me summarize our significant corporate assets and liabilities as we have done in the past. Again, we expect approximately $68 million to $70 million of cash on hand at the end of the year. We have approximately $26 million of remaining legacy post retirement liabilities. The projected net of all the corporate assets and liabilities is approximately $45 million to $50 million.

Let me close with an update on three corporate items. First, status of our SEC filings; I'd estimated that we would file our 2007 10K four to eight weeks after the 2006 10K. Some continuing complexity in the tax area has slowed the process a bit and I currently estimate we will file the 2007 10K by the end of November. Assuming we stay on track, we would file the related 10Qs for 2007 soon thereafter and then file the three 2008 10Qs by year-end.

Secondly, the Company now expects to record a non-cash impairment charge to goodwill of approximately $65 million as of the year-end, 2007. The Company has not completed its impairment review and final calculations could require the Company to additionally impair goodwill of our other [long-lived] assets.

And finally, David Asai, the Chief Financial Officer of Voyager Learning Company will leave the company, effective December 31st, 2008. David's departure is consistent with the Company's previously announced transition plan to relocate its corporate office in Dallas, Texas. The final stage of the transition plan is made possible by the sale of two of the company's three operating units and the completion of the 2005 and 2006 10Ks, as well as the planned filing of our 2007 10K.

The corporate finance function has been merged into the remaining operating unit, Voyager Expanded Learning. I personally thank David for all his efforts and diligence in leading us through these very challenging times and for the progress made in bringing our SEC filings up to date. It has been a tremendous personal effort and his dedication to the task is greatly appreciated.

That completes my remarks. I will update you on the next earnings call, which I anticipate to be in February. And with that, I'd like to turn the call over to the operator for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Neil Weiner with Foxhill Capital Partners.

Neil Weiner

Good afternoon, Ron.

Ron Klausner

Good afternoon.

Neil Weiner

I have several questions; Chris and I are here. Let me just start with one and then we can go down the list.

Can you tell us why you did not bid for the California adoption? And, since you won't be in California anymore, what kind of lost revenue and when will it occur?

Ron Klausner

Sure. We didn't bid for the California adoption for one primary reason. The capability that made the most sense for us was adolescent literacy, one that we won in Florida in very big numbers.

California requires that you freeze your application. So, a critical component of all of our capabilities is our web-based products. And we met with California, with the administrators in California, and there was no give on it. In other words, what we would've submitted, we would've had to provide for six years. And in my judgment, that was not a good strategy and, candidly, was at odds with the model we have of student effectiveness.

Let me answer the second part of your question, concerning lost revenue. California's been a state that has grown significantly for us. We are on one adoption list, an interim reading adoption that took place a few years ago. The amount of revenue realized from that interim reading adoption has been virtually zero.

We have sold extensively off list or other funding sources. So, if you look at Los Angeles, which is our largest customer in California, by far, they utilize IDEA money. And so, our belief was we have developed very strong relationships in California. We have provided evidence of effectiveness that's high; have high customer loyalty. We felt that the combination of not being able to change our web-based application, which candidly, we thought was ludicrous and two, our ability to sell off list, we would be successful.

Now, let me qualify that. When we made that decision, I would be remiss not to mention the following, that we did not believe that the state of California was going to be in the kind of state crisis they're in now. And so, what we are trying to assess is, given the adverse impact on the state budget and, therefore, eventually on districts -- and I've had a number of conversations with superintendents, we have some risk in California. And what we're trying to do now is evaluate how large a risk.

A lot of California districts are using rainy day funds, relative to mid-year adjustments that you probably read about, that Schwarzenegger had implemented some weeks ago.

Neil Weiner

Okay. I wanted to ask a quick question about your operating cash flow that you just put out. You guided $13 million to $16 million, down from $23 million to $27 million previously. I wanted to get an understanding, one, I guess, how much CapEx have you spent thus far?

And two, I'm just looking here; you did $14 million of EBITDA and you have about a $12 million increase in deferred revenue for the year. So to me that's $26 million of, sort of, cash EBITDA, since a lot of that deferred revenue is 100% gross margin. You know --.

Ron Klausner

Well -- go ahead.

Neil Weiner

Where am I missing, like, with the CapEx? So --.

Ron Klausner

Let me walk you through the '08. Let's take the mid-point of the range of $15 million. Our CapEx would be roughly $7 million, deferred revenue, by the time the end of the year is up. Now we're recognizing a lot of revenue now as we start to get into the school year, I believe it will be more in the $6 million to $7 million range, let's say $6 million. So that will give us a positive, so $15 million, minus $7 million, plus $6 million as working capital, my expectation is maybe $1 million positive change at best, that should take us to the mid-point of our operating cash of about $15 million.

Operator

Your next question comes from the line of Randy Barron with SM Investors.

Randy Barron

Hi, I have one housekeeping question, and then a general kind of thematic question. Brad, on the cash item you said with the tax amount that came in, you said $6 million is perceived in '09, is that included in the $44 million, or is that in addition to the $44 million?

Brad Almond

That's in addition to the $44 million.

Randy Barron

And what's the reason for the delay?

Brad Almond

I wish I had our tax guy on the call. My understanding is when we submitted the return, the IRS said, "That's great, but you've got essentially two issues here, and you need to bifurcate those returns into two", and we did that with the $44 million, got it in, and got the refund in, and then the other return. The clock that was ticking on the $44 million had already started so they had to do that before they paid us interest. On the second issue, where we split them, the clock got to start ticking anew; I think it was roughly two weeks ago.

Randy Barron

But you expect that in early '09, or late? Are there any time --

Brad Almond

Let's say the first half of '09 to be safe.

Randy Barron

Okay. And then I guess just for those of us on the call that aren't the most well versed in the learning arena, could you maybe just talk through, call it your top three or four states, and give us kind of a state of the state? I know in the past you've talked about Texas, your commentary on California was good, but what else is going on in your top maybe three or four markets by state?

Brad Almond

I'll give you what the top markets are, and then I'll turn it over to Ron to talk about sort of strategically where are we in those states. But the top markets for us have been, and continue to be, California, Texas, and Florida. Ron if you can jump in.

Ron Klausner

Let me fill in on all three. In California the area that we have seen the most penetration is an initiative around response to intervention, are you familiar with that term?

Okay, I'll just tell you it then. Response to intervention is a notion that rather than just put children into special education based on some IQ kind of, or discrepancy test, see if they respond to intervention first, intervention often being reading intervention. What we've seen is a number of customers in both southern California, and now more recently in the San Francisco area, have purchased our services around that notion of trying to prevent some of the special ed referrals, and also to differentiate instruction for these children.

Concerning Florida, Florida obviously went through a Reading Adoption in '08; we won about 14 or 15 new districts. In some cases they did not spend that money yet, and so we will see some of that money in '09. In many cases we will see a reduction in Adolescent Literacy because our year two price is lower than year one. Our strategy in Florida, where we have tremendous goodwill and tremendous customer loyalty, is to build on that into other areas, and the one I say we believe we will be most successful, will be math. And so that's one of the reasons why we had that Math Mania initiative. So a number of these customers believe we have high levels of student effectiveness, and based on that kind of goodwill or currency, we think we could replicate it.

Texas market has had some good and some bad in 2008. Overall we were down in Texas as we have felt the, really the brunt of the Reading First declines in Texas as much as any state. Texas we have a very diversified portfolio, if you look at the largest districts we are pretty successful. So the strategy in Texas is more students, how do we up sell to get more children in our programs. Texas is also one of the markets where you are allowed, by law, to teach children who cannot speak English and cannot read in any language, these are generally Mexican children, to teach them how to read in Spanish. And that becomes a very, very good entree for us to sell into other products, when they see that they are having success with these children. But Texas primarily is around selling more students existing capabilities that they're already buying.

Randy Barron

And those three states, Texas, California and Florida, are roughly what percent of revenue?

Ron Klausner

Brad, you want to answer that?

Brad Almond

Sure, it's roughly, those three states are roughly 50% of our revenue.

Randy Barron

Okay, great, thank you.

Operator

Thank you. Your next question comes from the line of Russell Duckworth with Duckworth Capital Management.

Russell Duckworth

Hi, good afternoon. What do you plan on doing with the $70 million in cash?

Brad Almond

Russell this is Brad. Obviously we don't have a disposition with that cash planned. As you know we're in the process of evaluating strategic alternatives under direction from the board. So obviously the cash is a part of that, so we don't have a specified or disclosed purpose for that cash right now.

Russell Duckworth

What are your general thoughts then on using that for M&A versus perhaps doing a one time distribution of that to the shareholders?

Brad Almond

There's obviously a lot of -- one first getting it was important, so we're glad that that's done. Obviously there's a lot of uses for that cash Russell, I'd hate to, I'd not hate to, I wouldn't want to expand upon what the possible uses are. That's really at the board's discretion to determine what's the best use of that cash now that it's in hand, because we've really only had it for a week, what's the bets use of that cash for the best overall shareholder value.

Russell Duckworth

Okay, well as a shareholder for a number of years, I would just voice my opinion to any board member that's listening that I think the best use would be to do a one time distribution, because there's plenty of investment opportunities for shareholders these days. One other question, when are we going to have a shareholders' meeting?

Brad Almond

We would do that in a reasonable period of time to be current. So what we've got to do first is get current in '07, and if we just play out the timing, if we do the '08 Qs by the end of this year we would be in a good position to file the 2008 10K on time, which would then line us up to do a shareholder meeting in a reasonable amount of time thereafter, as we get our proxies out, etc. So you'd be looking at probably a June '09 timeframe, when all the '08 numbers are out.

Russell Duckworth

Do you happen to know if under Delaware law it would be required to have the annual report up to date before we could do a meeting?

Brad Almond

I don't know the answer to that question, Russell, I'm sorry; I just don't know the answer to that. Sometimes I wish I was a lawyer, but I'm not.

Russell Duckworth

Okay, well thanks a lot.

Brad Almond

Okay, thank you, but I will look into it.

Operator

Thank you. (Operator Instructions) We have a follow up question from the line of Neil Weiner with Foxhill Capital Partners.

Neil Weiner

Hi guys I have several questions. Can you go through for us what major adoptions are coming next year, what's new, and what states are having, are redoing their adoption?

Ron Klausner

I don't have a list in front of me. We are very, very opportunistic and selective on the adoptions we do. The adoptions have a very, very high price of admission. So if you decide to participate in the adoption then you are required, in virtually every state, to provide samples, for example, of anybody who wants it. And so we're very selective. The adoptions that we have chosen to do, South Carolina Math we have chosen to do the Georgia Reading Adoption. Brad do you recall any others? I don't believe so.

Brad Almond

New Mexico.

Ron Klausner

New Mexico, yes, New Mexico Reading Adoption. Those are the three that we have chosen to do in this next year.

Neil Weiner

Okay. Likewise, I guess this is a more general, I guess specific and then more general question, can you tell us what is in the pipeline for your digital product? And do you see the company moving more or transforming more from a paper based to a more digital content company? And if so, how are you getting there?

Ron Klausner

The answer to the latter question is absolutely yes. We believe two things are critical more than anything else for student effectiveness, teacher readiness, high quality teacher, effective teachers, and student practice. So if you look at the direction we have taken in the last three years, we've moved to this blended model where there is more and more reliance on our web-based capabilities. If you look for example on the notion of our professional development, there's very rich programmatic professional development in the print materials, and there's also award winning online professional development to make sure, or to at least increase the odds that these teachers are more successful.

The whole notion of practice, in our view, is absolutely critical. Time on task matters. These kinds come into school and they're in low socioeconomic areas with very limited vocabularies, and if you're going to ultimately close the gap, they need more time on task. So I rattled off a number of those initiatives that we are looking potentially to do, and some we are doing. Most of those initiatives were web-based capabilities, because we have demonstrated the ability to drive traffic, to create demand, and ultimately to monetize that kind of success.

So if it is vocabulary instruction, which will be an integral capability in our ninth grade product that we will come out with in early '09 or of it's our adaptive intervention capability, which ultimately means based on how a child reads there is this adaptation relative to how they answer questions, etc. Computers do that exceedingly well. If it is test preparation we could easily turn our capability into a test preparation capability, as a number of entities do out there.

An after school capability like the Kumon, Huntington's, etc., except all web-based, all of those things we have built the framework to be able to build on with web-based capabilities. And that is absolutely a direction, you'll see more and more of the web-based become more prominent in our overall suite of offerings.

Neil Weiner

So would you say that, okay those are your large pipeline product offerings that are coming out in '09, those that you just spoke, and if so, where do you see the kind of revenue breakdown, I know its difficult in some of these, since it's a blended model. But coming from digital versus regular paper based product?

Ron Klausner

Well let me answer you in this way, one is I don't want to mislead, not all of those products are currently in our development plans for '09. And in part they're not in our development plans as we continue the strategic alternative process, some of them are, like I mentioned the high school Adolescent Literacy capability, with particular focus on vocabulary. The integration of our math capability that we came out with in fall, what does that mean? That means a combination of web-based computer simulations, it means web-based practice, and it means print/teacher instruction.

So there are some of these that are in our plans, and candidly, some that are not, relative to the strategic alternative process. Ultimately at a high level we believe that technology has the potential democratize the poor. And if in fact that is true, then a company that focuses on student effectiveness and student results, and we are staring to see very nice effect sizes, from a statistical perspective, of children who go on our web-based capability, in raising their level of achievement, we will continue down that direction.

The web-based capabilities today represent, I would say, about a quarter of our revenue, and it's growing at a fairly significant rate.

Neil Weiner

Can I just follow up, just on this line of thought? Are you seeing, are [Baso] companies, are you competing more with those on the web-based type products?

Ron Klausner

No, not really. I mean, (inaudible) of the three, I would say is the one that appears to have a direction more in that line.

But I would say, you know, the web-based capabilities, we're competing more against supplemental providers. We're competing more against entities that have a digital solution but not a blended solution.

Neil Weiner

I've got you. Okay, thank you.

Ron Klausner

You're welcome.

Brad Almond

Neil, the only thing I'd add to that, we probably are looking currently at our digitals, probably pushing 30% versus 25%.

Operator

Thank you.

Brad Almond

Operator, do you have any additional questions?

Operator

(Operator Instructions)

And at this time, there are no further questions -- okay. We do have Mr. Weiner back in queue.

Neil Weiner

Can you just talk a little bit -- I know you touched on it before, about the funding question, where you see increases in special ed to offset the decline in Reading First and No Child Left Behind?

Ron Klausner

Sure. Special ed had a fairly modest increase in funding this past year, low single-digits. What we have seen in special ed is not so much that there's more money being spent. What we have started to develop is a reputation that could make a difference for special ed children.

So, take again Los Angeles. Los Angeles, there is a consent decree that ultimately requires the city of Los Angeles, the school district of Los Angeles, to meet certain parameters, relative to that consent decree.

They were making no progress or virtually no progress in student achievement for several years. So they decided to give us a shot and we have made significant progress, progress being defined as more students reading on level [than were].

Well, with that kind of success, one is able to build some powerful testimonials and referential success. So, we have grown our business in that particular funding source, not so much because there's more money but it's been a new opportunity.

Three years ago, we had a few hundred thousand dollars of our total sales; I think it was around $500,000, in '04, give or take. It was funded from IDEA. This past year, that number is over $10 million, probably over $15 million. So, we've seen that.

Where there have been increases of funding sources like school improvement grants, school improvement grants went from $130 million to $490 million. School improvement grants are primarily used for schools that are in need of improvement, that have not made adequately yearly progress. That fits really well with our model.

Unfortunately, what's happened with that money, or a lot of the money; I won't say all the money, it's being used for people as opposed to programs. So we'd had some successes there but not nearly as much success as we had hoped. And again, I don't want to dwell and belabor this whole issue about the funding that the districts are facing. But that's been one funding source that really has gone up significantly.

When there is a jump ball, what do I mean by a jump ball? When there is a new funding source in our space, we like [our lines]. And right now, there aren't a whole lot of those.

Neil Weiner

Okay. What -- I know you probably will defer this question but just kind of in general, are you leading us to believe that '09, in general, is going to be a lower revenue year than '08? And profitability will be similar, given the expense reduction?

Brad Almond

Well, your first part of the question was absolutely right. We are going to defer that question.

We've given our indication that we see the market in '09 continuing to struggle. We've reacted by cutting our costs; you guys have got that right. But we're not prepared, right now, to make an outlook on 2009. We're going to focus on closing out 2008 at this time.

But I think it would be reasonable to expect such an outlook in our call when we have one in February.

Neil Weiner

Okay; totally understand and appreciate it. Thanks for all your answers, guys.

Brad Almond

Thank you.

Ron Klausner

Thank you.

Brad Almond

We're going to go ahead and close this out, due to time. I want to thank you all for your participation on today's call. And as I mentioned, we'll be back to you to update you again in February, or via our planned SEC filings between now and February. Thank you very much.

Operator

Thank you. This concludes today's conference call. You may now disconnect.